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                                                                     EXHIBIT 4.2

                      TANGRAM ENTERPRISE SOLUTIONS, INC.

                           INVESTOR RIGHTS AGREEMENT
                           -------------------------


     THIS INVESTOR RIGHTS AGREEMENT (the "Agreement") is entered into as of February 20, 2001, by Tangram Enterprise Solutions, Inc., a Pennsylvania corporation (the "Company") and Safeguard Scientifics, Inc., a Pennsylvania corporation (the "Investor").

                                    RECITALS

     WHEREAS, pursuant to that certain Securities Conversion Agreement (the "Conversion Agreement") dated as of the date hereof, between the Investor and the Company, the Investor is converting $3,000,000 of the aggregate amount of principal outstanding under that certain Second Amended Revolving Note dated September 11, 1997 issued by the Company in favor of the Investor (the "Existing Note") into 3,000 shares of Series F Convertible Preferred Stock (the "Series F Preferred Stock"), and the Company and the Investor are amending the Existing Note to reduce the amount available thereunder (the "Note Amendment"); and

     WHEREAS, as a condition of entering into the Conversion Agreement, the Investor has requested that the Company enter into this Agreement.

     NOW, THEREFORE, in consideration of the mutual promises, representations, warranties, covenants and conditions set forth in this Agreement and in the Conversion Agreement, the parties mutually agree as follows:

SECTION 1. GENERAL

     1.1 Definitions. As used in this Agreement the following terms shall have the following respective meanings:

          "Affiliate" shall mean any person who is an "affiliate" as defined in Rule 12b-2 of the General Rules and Regulations under the Exchange Act, but with respect to the Investor, the Company nor any of its directors and officers, in such capacities, shall not be considered affiliates hereunder.

          "Conversion Shares" means shares of Common Stock into which shares of Series F Preferred Stock are converted.

          "Common Stock" means shares of the Company's Common Stock, par value $.01 per share.

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          "Designations" shall mean the Statement of Designations, Preferences and Rights of the Company's Series F Convertible Preferred Stock filed with the Department of State of the Commonwealth of Pennsylvania on or before the date hereof.

          "Exchange Act" means the Securities Exchange Act of 1934, as amended, and any rules or regulations promulgated thereunder.

          "Form S-3" means such form under the Securities Act as in effect on the date hereof or any successor registration form under the Securities Act subsequently adopted by the SEC which permits inclusion or incorporation of substantial information by reference to other documents filed by the Company with the SEC.

          "Holder" means any person owning of record Registrable Securities that have not been sold to the public or any assignee of record of such Registrable Securities in accordance with Section 2.10 hereof.

          "Person" shall mean any individual, corporation, partnership, firm, joint venture, association, limited liability company, limited liability partnership, joint-stock company, trust, unincorporated organization or governmental entity.

          "Register," "registered," and "registration" refer to a registration effected by preparing and filing a registration statement in compliance with the Securities Act, and the declaration or ordering of effectiveness of such registration statement or document.

          "Registrable Securities" means (a) Common Stock of the Company issued or issuable upon conversion of the Shares and (b) any Common Stock of the Company issued as (or issuable upon the conversion or exercise of any warrant, right or other security which is issued as) a dividend or other distribution with respect to, or in exchange for or in replacement of, such above-described securities. Notwithstanding the foregoing, Registrable Securities shall not include any securities sold by a person to the public either pursuant to a registration statement declared effective pursuant to the Securities Act or Rule 144 or sold in a private transaction in which the transferor's rights under
Section 2 of this Agreement are not assigned.

          "Registrable Securities then outstanding" shall be the number of shares determined by calculating the total number of shares of the Company's Common Stock that are Registrable Securities and either (a) are then issued and outstanding or (b) are issuable pursuant to then exercisable or convertible securities.

          "Registration Expenses" shall mean all expenses incurred by the Company in complying with Sections 2.2, 2.3 and 2.4 hereof, including, without limitation, all registration and filing fees, printing expenses, fees and disbursements of counsel for the Company, blue sky fees and expenses and the expense of any special audits incident to or required by any such registration (but excluding the compensation of regular employees of the Company which shall be paid in any event by the Company).

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          "Rule 144" shall mean Rule 144 promulgated under the Securities Act.

          "Safeguard" shall mean Safeguard Scientifics, Inc., a Pennsylvania corporation.

          "SEC" or "Commission" means the United States Securities and Exchange Commission.

          "Securities Act" shall mean the Securities Act of 1933, as amended, and any rules or regulations promulgated thereunder.

          "Selling Expenses" shall mean all underwriting discounts and selling commissions applicable to the sale.

          "Shares" shall mean the shares of the Company's Series F Preferred Stock issued pursuant to the Conversion Agreement and held by the Investor and its permitted assigns.

          "Subsidiaries" shall mean with respect to any Person (including the Company), any corporation, partnership, limited liability company, association or other business entity of which is controlled by (as defined in Rule 405 of the General Rules and Regulations under the Securities Act) such Person, by one or more Subsidiaries of such Person or by such Person and one or more Subsidiaries of such Person.

SECTION 2. REGISTRATION; RESTRICTIONS ON TRANSFER

     2.1  Restrictions on Transfer.

          (a) Each Holder agrees not to make any disposition of all or any portion of the Shares or the Registrable Securities unless and until:

               (i) There is then in effect a registration statement under the Securities Act covering such proposed disposition and such disposition is made in accordance with such registration statement; or

               (ii) (A) Such Holder shall have notified the Company of the proposed disposition and shall have furnished the Company with a detailed statement of the circumstances surrounding the proposed disposition and (B) if reasonably requested by the Company, such Holder shall have furnished the Company with an opinion of counsel, reasonably satisfactory to the Company, that such disposition will not require registration of such shares under the Securities Act. Notwithstanding anything herein to the contrary, it is agreed that the Company will not require opinions of counsel for transactions made pursuant to Rule 144 unless, after consultation with the Holder, the Company has a reasonable basis for believing that such disposition may not be made pursuant to Rule 144.

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               (iii) Notwithstanding the provisions of paragraphs (i) and (ii)
above, no such registration statement or opinion of counsel shall be necessary for a transfer by a Holder which is (A) a partnership, to its partners or former partners in accordance with partnership interests, (B) a corporation, to its shareholders in accordance with their interest in the corporation, (C) a limited liability company, to its members or former members in accordance with their interest in the limited liability company, (D) natural person, to such Holder's family member or trust for the benefit of such Holder or such Holder's family member; provided that in each case the transferee will be subject to the terms of this Agreement to the same extent as if he were an original Holder hereunder.

          (b) Each certificate representing Shares or Registrable Securities shall (unless otherwise permitted by the provisions of this Agreement) be stamped or otherwise imprinted with a legend substantially similar to the following (in addition to any legend required under applicable state securities laws):

          THE SECURITIES REPRESENTED HEREBY HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933 (THE "ACT") AND MAY NOT BE OFFERED, SOLD OR OTHERWISE TRANSFERRED, ASSIGNED, PLEDGED OR HYPOTHECATED UNLESS AND UNTIL REGISTERED UNDER THE ACT OR UNLESS THE COMPANY HAS RECEIVED AN OPINION OF COUNSEL SATISFACTORY TO THE COMPANY AND ITS COUNSEL THAT SUCH REGISTRATION IS NOT REQUIRED.

          (c) The Company shall be obligated to reissue promptly unlegended certificates at the request of any holder thereof if the holder shall have obtained an opinion of counsel (which counsel may be counsel to the Company) reasonably acceptable to the Company to the effect that the securities proposed to be disposed of may lawfully be so disposed of without registration, qualification or legend.

          (d) Any legend endorsed on an instrument pursuant to applicable state securities laws and the stop-transfer instructions with respect to such securities shall be removed upon receipt by the Company of an order of the appropriate blue sky authority authorizing such removal.

     2.2  Demand Registration.

          (a) Subject to the conditions of this Section 2.2, if the Company shall receive a written request from the holders of the Registrable Securities (the "Initiating Holders") that the Company file a registration statement under the Securities Act covering the registration of Registrable Securities owned by such Holder and its Affiliates, then the Company shall, within fifteen (15) days after the receipt thereof, give written notice of such request to all Holders, and subject to the limitations of this Section 2.2, use its best efforts to effect, as soon as practicable, the registration under the Securities Act of all Registrable Securities that the Initiating Holders requests to be registered and all Registrable Securities owned by any other Holder which notifies

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the Company in writing, within fifteen (15) days after receipt of the Company's notice contemplated by this paragraph, that it intends to participate in the demand registration contemplated herein (such notification to include the number of Registrable Securities sought to be included and the intended method or methods of distribution for such Registrable Securities), subject to and in accordance with the terms, conditions, procedures and limitations contained in this Agreement.

          (b) If the Initiating Holders intend to distribute the Registrable Securities covered by its request by means of an underwriting, they shall so advise the Company as a part of their request made pursuant to this Section 2.2, or any request pursuant to Section 2.4, and the Company shall include such information in the written notice referred to in Section 2.2(a) or Section 2.4(a), as applicable. In such event, the right of any Holder to include its Registrable Securities in such registration shall be conditioned upon such Holder's participation in such underwriting and the inclusion of such Holder's Registrable Securities in the underwriting to the extent provided herein. All Holders proposing to distribute their securities through such underwriting shall enter into an underwriting agreement in customary form with the underwriter or underwriters selected by a majority in interest of the Initiating Holders). Notwithstanding any other provision of this Section 2.2 or Section 2.4, if the underwriter advises the Company that marketing factors require a limitation of the number of securities to be underwritten (including Registrable Securities) then the Company shall so advise all Holders of Registrable Securities which would otherwise be underwritten pursuant hereto, and the number of Registrable Securities that may be included in the underwriting shall be allocated first among the Holders on a pro rata basis based on the number of Registrable Securities held by all such Holders (including the Initiating Holders) and then second to any other shareholders of the Company (other than the Holders) on a pro rata basis. The number of shares of Registrable Securities to be included in any underwriting and registration covered by this Section 2.2 shall not be reduced unless all other securities of the Company are first entirely excluded from the underwriting and registration. Any Registrable Securities excluded or withdrawn from any underwriting pursuant to this Section 2.2(b) shall be withdrawn from the registration.

          (c) The Company shall not be required to effect a registration pursuant to this Section 2.2:

               (i) within ninety (90) days following a previously effected registration pursuant to Section 2.2 or Section 2.3;

               (ii) after the Company has effected two (2) registrations initiated by the Holders pursuant to this Section 2.2, and such registrations have been declared or ordered effective;

               (iii) if within thirty (30) days after receipt of a written request from the Holder pursuant to Section 2.2(a), the Company gives notice to the Holders of the Company's intention to make a public offering of its Common Stock within one hundred twenty (120) days; provided that such offering is, and remains, likely to be completed within such one hundred twenty (120) day period;

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               (iv)  if the Company shall furnish to the Holders requesting a registration statement pursuant to this Section 2.2 a certificate signed by the Chairman of the Board of Directors of the Company stating that in the good faith judgment of the Board of Directors of the Company, it would be seriously detrimental to the Company for such registration statement to be effected at such time, in which event the Company shall have the right to defer such filing for a period of not more than one hundred twenty (120) days after receipt of the request of the Initiating Holders; provided that such right to delay a request shall be exercised by the Company not more than twice in any twelve (12) month period;

               (v) if the total Registrable Securities for which registration has been requested is for less than 500,000 shares of Common Stock or the reasonably anticipated aggregate price to the public of such offering would be less than $1,500,000;

               (vi) if the Initiating Holders propose to dispose of shares of Registrable Securities that may be immediately registered on Form S-3 pursuant to a request made pursuant to Section 2.4 below; or

               (vii) in any particular jurisdiction in which the Company would be required to qualify to do business or to execute a general consent to service of process in effecting such registration, qualification or compliance.

     2.3 Piggyback Registrations. If, at any time or from time to time, the Company proposes to file a registration statement under the Securities Act for its own account or for the account of any of its shareholders excluding (i) a registration statement on Form S-4 relating solely to an SEC Rule 145 transaction, (ii) a registration statement on Form S-1 or S-8 relating to employee stock option or purchase plans, or (iii) a registration statement on any successor to such forms, then the Company shall notify all Holders of Registrable Securities in writing at least thirty (30) days prior to the filing of any such registration and will afford each such Holder an opportunity to include in such registration statement all or part of such Registrable Securities held by such Holder. Each Holder desiring to include in any such registration statement all or any part of the Registrable Securities held by it shall, within thirty (30) days after the above-described notice from the Company, so notify the Company in writing. Such notice shall state the intended method of disposition of the Registrable Securities by such Holder. If a Holder decides not to include all of its Registrable Securities in any registration statement thereafter filed by the Company, such Holder shall nevertheless continue to have the right to include any Registrable Securities in any subsequent registration statement or registration statements as may be filed by the Company with respect to offerings of its securities, all upon the terms and conditions set forth herein.

          (a) Underwriting. If the registration statement under which the Company gives notice under this Section 2.3 is for an underwritten offering, the Company shall so advise the Holders of Registrable Securities. In such event, the right of any such Holder to be included in a registration pursuant to this
Section 2.3 shall be conditioned upon such Holder's participation in such underwriting and the inclusion of such Holder's Registrable Securities in

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the underwriting to the extent provided herein. All Holders proposing to distribute their Registrable Securities through such underwriting shall enter into an underwriting agreement in customary form with the underwriter or underwriters selected for such underwriting by the Company. Notwithstanding any other provision of the Agreement, if the underwriter determines in good faith that marketing factors require a limitation of the number of shares to be underwritten, the number of shares that may be included in the underwriting shall be allocated, first, to the Company and to the Holders on a pro rata basis based on the number of securities the Company and the Holders seek to include in such registration and second, to any other shareholder of the Company (other than a Holder) on a pro rata basis. In no event will shares of any shareholder of the Company (other than a Holder) be included in such registration which would reduce the number of shares which may be included by Holders without the written consent of Holders of not less than a majority of the Registrable Securities proposed to be sold in the offering. If any Holder disapproves of the terms of any such underwriting, such Holder may elect to withdraw therefrom by written notice to the Company and the underwriter, delivered at least ten (10) business days prior to the effective date of the registration statement. Any Registrable Securities excluded or withdrawn from such underwriting shall be excluded and withdrawn from the registration. For any Holder which is a partnership or corporation, the partners, retired partners and shareholders of such Holder, or the estates and family members of any such partners and retired partners and any trusts for the benefit of any of the foregoing persons shall be deemed to be a single "Holder," and any pro rata reduction with respect to such "Holder" shall be based upon the aggregate amount of shares carrying registration rights owned by all entities and individuals included in such "Holder," as defined in this sentence.

          (b) Right to Terminate Registration. The Company shall have the right to terminate or withdraw any registration initiated by it under this Section 2.3 prior to the effectiveness of such registration whether or not any Holder has elected to include securities in such registration. The Registration Expenses of such withdrawn registration shall be borne by the Company in accordance with
Section 2.5 hereof.

     2.4 Form S-3 Registration. In case the Company shall receive from any Holder or Holders of Registrable Securities a written request or requests that the Company effect a registration on Form S-3 (or any successor to Form S-3) or any similar short-form registration statement and any related qualification or compliance with respect to all or a part of the Registrable Securities owned by such Holder or Holders, the Company will:

          (a) promptly give written notice of the proposed registration, and any related qualification or compliance, to all other Holders of Registrable Securities; and

          (b) as soon as practicable, effect such registration and all such qualifications and compliances as may be so requested and as would permit or facilitate the sale and distribution of all or such portion of such Holder's or Holders' Registrable Securities as are specified in such request, together with all or such portion of the Registrable Securities of any other Holder or Holders joining in such request as are specified in a written request given within thirty (30) days after receipt of such written notice from the Company; provided, however, that

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the Company shall not be obligated to effect any such registration, qualification or compliance pursuant to this Section 2.4:

               (i) if Form S-3 (or any successor or similar form) is not available for such offering by the Holders, or

               (ii) if the Holders, together with the holders of any other securities of the Company entitled to inclusion in such registration, propose to sell Registrable Securities and such other securities (if any) at an aggregate price to the public of less than Five Hundred Thousand Dollars ($500,000), or

               (iii) if within thirty (30) days after receipt of a written request from Initiating Holders pursuant to this Section 2.4, the Company gives notice to the Holders of the Company's intention to make a public offering within one hundred twenty (120) days; provided, that such offering remains likely to be completed within such one hundred twenty (120) day period, or

               (iv) if the Company shall furnish to the Holders a certificate signed by the Chairman of the Board of Directors of the Company stating that in the good faith judgment of the Board of Directors of the Company, it would be seriously detrimental to the Company and its shareholders for such Form S-3 registration to be effected at such time, in which event the Company shall have the right to defer the filing of the Form S-3 registration statement for a period of not more than one hundred twenty (120) days after receipt of the request of the Holder or Holders under this Section 2.4; provided, that such right to delay a request shall be exercised by the Company not more than twice in any twelve (12) month period, or

               (v) in any particular jurisdiction in which the Company would be required to qualify to do business or to execute a general consent to service of process in effecting such registration, qualification or compliance.

Subject to the foregoing, the Company shall file a Form S-3 registration statement covering the Registrable Securities and other securities so requested to be registered as soon as practicable after receipt of the request or requests of the Holders. Registrations effected pursuant to this Section 2.4 shall not be counted as demands for registration or registrations effected pursuant to Sections 2.2 or 2.3, respectively.

     2.5 Expenses of Registration. Except as specifically provided herein, all Registration Expenses incurred in connection with any registration, qualification or compliance pursuant to Section 2.2 or any registration under
Section 2.3 or Section 2.4 herein shall be borne by the Company. All Selling Expenses incurred in connection with any registrations pursuant to this Agreement, shall be borne by the holders of the securities so registered pro rata on the basis of the number of shares so registered. The Company shall not, however, be required to pay for expenses of any registration proceeding begun pursuant to Sections 2.2 or 2.4, the request of which has been subsequently withdrawn by the Initiating Holders unless the withdrawal is based upon material adverse information concerning the Company of which the Initiating Holders were

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not aware at the time of such request. If the Holders are required to pay the
Registration Expenses, then such expenses shall be borne by the holders of securities (including Registrable Securities) requesting such registration in proportion to the number of shares for which registration was requested.

     2.6 Obligations of the Company. Whenever required to effect the registration of any Registrable Securities, the Company shall, as expeditiously as reasonably possible:

          (a) Prepare and file with the SEC a registration statement with respect to such Registrable Securities and use all reasonable efforts to cause such registration statement to become effective and keep such registration statement effective for up to ninety (90) days (or two hundred seventy (270) days if the registration statement is on Form S-3) or, if earlier, until the Holder or Holders have completed the distribution related thereto;

          (b) Prepare and file with the SEC such amendments and supplements to such registration statement and the prospectus used in connection with such registration statement as may be necessary to comply with the provisions of the Securities Act with respect to the disposition of all securities covered by such registration statement for the period set forth in paragraph (a) above;

          (c) Furnish to the Holders such number of copies of a prospectus, including a preliminary prospectus, in conformity with the requirements of the Securities Act, and such other documents as they may reasonably request in order to facilitate the disposition of Registrable Securities owned by them;

          (d) Use its reasonable best efforts to register and qualify the securities covered by such registration statement under such other securities or Blue Sky laws of such jurisdictions as shall be reasonably requested by the Holders; provided that the Company shall not be required in connection therewith or as a condition thereto to qualify to do business or to file a general consent to service of process in any such states or jurisdictions;

          (e) In the event of any underwritten public offering, enter into and perform its obligations under an underwriting agreement, in usual and customary form, with the managing underwriter(s) of such offering. Each Holder participating in such underwriting shall also enter into and perform its obligations under such an agreement;

          (f) Notify each Holder of Registrable Securities covered by such registration statement at any time when a prospectus relating thereto is required to be delivered under the Securities Act of the happening of any event as a result of which the prospectus included in such registration statement, as then in effect, includes an untrue statement of a material fact or omits to state a material fact required to be stated therein or necessary to make the statements therein not misleading in the light of the circumstances then existing; and

          (g) Use its best efforts to furnish, on the date that such Registrable Securities are delivered to the underwriters for sale, if such securities are being sold through underwriters,

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(i) an opinion, dated as of such date, of the legal counsel representing the
Company for the purposes of such registration, in form and substance as is customarily given to underwriters in an underwritten public offering, addressed to the underwriters, if any, and (ii) a letter dated as of such date, from the independent certified public accountants of the Company, in form and substance as is customarily given by independent certified public accountants to underwriters in an underwritten public offering addressed to the underwriters.

     2.7 Termination of Registration Rights. A Holder's registration rights shall expire if all Registrable Securities held by and issuable to such Holder (and its Affiliates, partners, former partners, members and former members) may be sold under Rule 144 during any ninety (90) day period.

     2.8  Delay of Registration; Furnishing Information.

          (a) No Holder shall have any right to obtain or seek an injunction restraining or otherwise delaying any such registration as the result of any controversy that might arise with respect to the interpretation or implementation of this Section 2.

          (b) It shall be a condition precedent to the obligations of the Company to take any action pursuant to Sections 2.2, 2.3 or 2.4 that the selling Holders shall furnish to the Company such information regarding themselves, the Registrable Securities held by them and the intended method of disposition of such securities as shall be required to effect the registration of their Registrable Securities.

     2.9 Indemnification. In the event any Registrable Securities are included in a registration statement under Sections 2.2, 2.3 or 2.4:

          (a) To the extent permitted by law, the Company will indemnify and hold harmless each Holder and its Affiliates, the partners, directors, officers of each Holder and its Affiliates, any underwriter (as defined in the Securities
Act) for such Holder and each person, if any, who controls such Holder or underwriter within the meaning of the Securities Act or the Exchange Act, against any losses, claims, damages, or liabilities (joint or several) to which they may become subject under the Securities Act, the Exchange Act or other federal or state law, insofar as such losses, claims, damages or liabilities (or actions in respect thereof) arise out of or are based upon any of the following statements, omissions or violations (collectively a "Violation") by the Company:
(i) any untrue statement or alleged untrue statement of a material fact contained in such registration statement, including any preliminary prospectus or final prospectus contained therein or any amendments or supplements thereto,
(ii) the omission or alleged omission to state therein a material fact required to be stated therein, or necessary to make the statements therein not misleading, or (iii) any violation or alleged violation of the Securities Act, the Exchange Act, any state securities law or any rule or regulation promulgated under the Securities Act, the Exchange Act or any state securities law in connection with the offering covered by such registration statement; and the Company will pay as incurred to each such Holder or its Affiliates, partner, officer, director, underwriter or controlling person any legal or other expenses reasonably incurred by them in connection with investigating or defending any

                                      10
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such loss, claim, damage, liability or action, including amounts paid in settlement thereof; provided however, that the indemnity agreement contained in this Section 2.9(a) shall not apply to amounts paid in settlement of any such loss, claim, damage, liability or action if such settlement is effected without the written consent of the Company, which consent shall not be unreasonably withheld, nor shall the Company be liable to an indemnified party in any such case for any such loss, claim, damage, liability or action to the extent that it arises out of or is based upon a Violation which occurs in reliance upon and in conformity with written information furnished expressly for use in connection with such registration by such indemnified party.

          (b) To the extent permitted by law, each Holder will, if Registrable Securities held by such Holder are included in the securities as to which such registration qualification or compliance is being effected, indemnify and hold harmless the Company and its Affiliates, each of their directors, their officers and each person, if any, who controls the Company and its Affiliates within the meaning of the Securities Act, any underwriter and any other Holder selling securities under such registration statement or any of such other Holder's partners, directors or officers or any person who controls such Holder, against any losses, claims, damages or liabilities joint or several) to which the Company and its Affiliates or any such director, officer, controlling person, underwriter or other such Holder, or partner, director, officer or controlling person of such other Holder, may become subject under the Securities Act, the Exchange Act or other federal or state law, insofar as such losses, claims, damages or liabilities (or actions in respect thereof) arise out of or are based upon any Violation, in each case to the extent (and only to the extent) that such Violation occurs in reliance upon and in conformity with written information furnished by such Holder under an instrument duly executed by such Holder and stated to be specifically for use in connection with such registration; and each such Holder will pay as incurred any legal or other expenses reasonably incurred by the Company or any such director, officer, controlling person, underwriter or other Holder, or partner, officer, director or controlling person of such other Holder in connection with investigating or defending any such loss, claim, damage, liability or action if it is judicially determined that there was such a Violation; provided, however, that the indemnity agreement contained in this Section 2.9(b) shall not apply to amounts paid in settlement of any such loss, claim, damage, liability or action if such settlement is effected without the written consent of the Holder, which consent shall not be unreasonably withheld; provided further, that in no event shall any indemnity with respect to a specified Holder under this Section 2.9 exceed the net proceeds from the offering received by such Holder.

          (c) Promptly after receipt by an indemnified party under this Section
2.9 of notice of the commencement of any action (including any governmental action), such indemnified party will, if a claim in respect thereof is to be made against any indemnifying party under this Section 2.9, deliver to the indemnifying party a written notice of the commencement thereof; provided, however, that the failure to give prompt notice shall not: (i) limit the indemnification obligations of the indemnifying party hereunder except to the extent that the delay in giving, or failure to give, prompt notice prejudices the ability of the indemnifying party to defend against such action, or (ii) relieve the indemnifying party of any liability that it may have to any indemnified party otherwise than under this Section 2.9. The indemnifying party shall have the right to participate in, and, to the extent the indemnifying party so desires, jointly

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with any other indemnifying party similarly noticed, to assume the defense thereof with counsel mutually satisfactory to the parties; provided, however, that an indemnified party shall have the right to retain its own counsel, with the reasonable fees and expenses to be paid by the indemnifying party, if representation of such indemnified party by the counsel retained by the indemnifying party would be inappropriate due to actual or potential differing interests between such indemnified party and any other party represented by such counsel in such proceeding.

          (d) If the indemnification provided for in this Section 2.9 is held by a court of competent jurisdiction to be unavailable to an indemnified party with respect to any losses, claims, damages or liabilities referred to herein, the indemnifying party, in lieu of indemnifying such indemnified party thereunder, shall to the extent permitted by applicable law contribute to the amount paid or payable by such indemnified party as a result of such loss, claim, damage or liability in such proportion as is appropriate to reflect the relative fault of the indemnifying party on the one hand and of the indemnified party on the other in connection with the Violation(s) that resulted in such loss, claim, damage or liability, as well as any other relevant equitable considerations. The relative fault of the indemnifying party and of the indemnified party shall be determined by a court of law by reference to, among other things, whether the untrue or alleged untrue statement of a material fact or the omission to state a material fact relates to information supplied by the indemnifying party or by the indemnified party and the parties' relative intent, knowledge, access to information and opportunity to correct or prevent such statement or omission; provided, that in no event shall any contribution by a Holder hereunder exceed the net proceeds from the offering received by such Holder. The parties hereto agree that it would not be just and equitable if contribution pursuant to this
Section 2.9(d) were determined by pro rata allocation or by any other method of allocation which does not take account of the equitable consideration referred to in this paragraph.

          (e) The obligations of the Company and Holders under this Section 2.9 shall survive completion of any offering of Registrable Securities in a registration statement and the termination of this agreement and shall be in lieu of the obligations set forth in Section 3.7 hereof. No indemnifying party, in the defense of any such claim or litigation, shall, except with the consent of each indemnified Party, consent to entry of any judgment or enter into any settlement which does not include as an unconditional term thereof the giving by the claimant or plaintiff to such indemnified Party of a release from all liability in respect to such claim or litigation.

     2.10 Assignment of Registration Rights. The rights to cause the Company to register Registrable Securities pursuant to this Section 2 may be assigned by a Holder; provided, however, that (i) the transferor shall, within ten (10) days after such transfer, furnish to the Company written notice of the name and address of such transferee or assignee and the securities with respect to which such registration rights are being assigned and (ii) such transferee shall agree in writing to be subject to all restrictions, terms and conditions set forth in this Agreement.

     2.11 Amendment of Registration Rights. Any provision of this Section 2 may be amended and the observance thereof may be waived (either generally or in a particular instance and either retroactively or prospectively), only with the written consent of the Company and the holders of a majority of the Registrable Securities held by all Holders. Any provision of this Section 2 and the observance thereof may be waived (either generally or in a particular instance and either retroactively or prospectively) by any party so waiving in writing. Any amendment or waiver effected in accordance with this Section 2.11 shall be binding upon each Holder and the Company. By acceptance of any benefits under this Section 2, Holders of Registrable Securities hereby agree to be bound by the provisions hereunder.

      2.12 Limitation on Subsequent Registration Rights. After the date of this Agreement, the Company shall not, without the prior written consent of a majority of the Registrable Securities held by all Holders, enter into any agreement with any holder or prospective holder of any securities of the Company that would grant such holder registration rights pari passu or senior to those granted to the Holders hereunder.

      2.13 Rule 144 Reporting. With a view to making available to the Holders the benefits of certain rules and regulations of the SEC which may permit the sale of the Registrable Securities to the public without registration, the Company agrees that it will use its best efforts to:

           (a) make and keep public information available at all time, as those terms are understood and defined in Rule 144 or any similar or analogous rule promulgated under the Securities Act;

           (b) file with the SEC, in a timely manner, all reports and other documents required of the Company under the Exchange Act; and

           (c) so long as a Holder owns any Registrable Securities, furnish to such Holder forthwith upon request: a written statement by the Company as to its compliance with the reporting requirements of said Rule 144 of the Securities Act and of the Exchange Act; a copy of the most recent annual or quarterly report so filed of the Company; and such other reports and documents as a Holder may reasonably request in availing itself of any rule or regulation of the SEC allowing it to sell any such securities without registration.

SECTION 3. COVENANTS OF THE COMPANY

      3.1  Basic Financial Information and Reporting.

           (a) The Company and its Subsidiaries shall maintain true books and records of account in which full and correct entries shall be made of all their business transactions pursuant to a system of accounting established and administered in accordance with generally accepted accounting principles consistently applied, and shall set aside on their books all such proper accruals and reserves as shall be required under generally accepted accounting principles consistently applied.

           (b) As soon as practicable after the end of each fiscal year of the Company, and in any event within one hundred twenty (120) days thereafter, the Company shall furnish the

Investor a consolidated balance sheet of the Company and its Subsidiaries, as at the end of such fiscal year, and a consolidated statement of income and a consolidated statement of cash flows of the Company and its Subsidiaries, for such year, all prepared in accordance with generally accepted accounting principles consistently applied and setting forth in each case in comparative form the figures for the previous fiscal year, all in reasonable detail (the "Audited Financial Statements"). Such financial statements shall be accompanied by a report and opinion thereon by a "Big 5" firm of independent public accountants of national standing selected by the Company's Board of Directors (the "Audit Report") and a certificate of the Chief Executive Officer (or principal operating officer) of the Company certifying that no information inconsistent with that set forth in the information in the Audited Financial Statements and the Audit Report has been filed with any governmental agency or given to the Company's or its Subsidiaries' lenders.

          (c) The Company shall furnish the Investor, as soon as practicable after the end of the first, second and third quarterly accounting periods in each fiscal year of the Company and its Subsidiaries, and in any event within forty-five (45) days thereafter, a consolidated balance sheet of the Company and its Subsidiaries as of the end of each such quarterly period, and a consolidated statement of income and a consolidated statement of cash flows of the Company and its Subsidiaries for such period and for the current fiscal year to date, prepared in accordance with generally accepted accounting principles, with the exception that no notes need be attached to such statements and year-end audit adjustments may not have been made.

          (d) The Company shall furnish the Investor, as soon as practicable after the end of each calendar month in each fiscal year of the Company and its Subsidiaries, and in any event within thirty (30) days thereafter, a consolidated balance sheet of the Company and its Subsidiaries as of the end of each such monthly period, and a consolidated statement of income and a consolidated statement of cash flows of the Company and its Subsidiaries for such period and for the current fiscal year to date, prepared in accordance with generally accepted accounting principles, with the exception that no notes need be attached to such statements and year-end audit adjustments may not have been made.

          (e) The Company shall furnish to the Investor, within five (5) business days after an executive officer of the Company or its Subsidiaries, as the case may be, has knowledge of: (i) the occurrence of a material default hereunder, or under any material agreement of the Company or its Subsidiaries, including without limitation any loan or financing agreement, (ii) the commencement of any material legal proceeding against the Company or the occurrence of any event which is reasonably likely (with or without the passage of time) to have a material adverse effect on the Company and its Subsidiaries, or (iii) any effect, condition, event, or circumstance that has resulted in a material and adverse effect on the business, properties, assets, condition (financial or otherwise), results of operations, prospects or liabilities of the Company or its Subsidiaries, a statement from the Chief Executive Officer (or the principal operating officer) of the Company describing such occurrence and management's anticipated response.

          (f) The Company shall furnish to the Investor such other financial and other information of the Company and its Subsidiaries as the Investor may reasonably request.

          (g) The Company shall furnish to the Investor within five (5) days after the date of filing or delivery, copies of all materials of whatsoever nature filed or delivered by the Company or its Subsidiaries thereof (i) with the SEC; (ii) with any national or foreign securities exchange or quotation bureau; and (iii) to holders of any class of its capital stock or other securities.

          (h) In the event the Company or its Subsidiaries fail to timely provide the Investor with the reports required by Sections 3.1(b), (c) or (d) above, the Investor may, after thirty (30) days after providing written notice of such failure to the Company and its Subsidiaries, during which period the Company shall have the opportunity to cure such deficiency, request that the accounting firm of its choice audit the Company and its Subsidiaries, at the Company's expense, in order to produce such reports in a manner satisfactory to the Holders, in their reasonable discretion. The Company and its Subsidiaries shall cooperate in any such audit.

     3.2 Inspection Rights. The Investor shall have the right to visit and inspect any of the properties of the Company or any of its Subsidiaries (including books of account, reports and other papers), to make extracts therefrom, and to discuss the affairs, finances and accounts of the Company or any of their subsidiaries with their officers, employees and accountants (and by this provision the Company and its Subsidiaries authorizes their accountants to discuss such finances and affairs with the Investor's representatives), and to review such information as is reasonably requested all upon reasonable prior notice at such normal business hour times and as often as may be reasonably requested, but not in a manner therein that unreasonably disrupts normal business operations; provided, however, that the Company and its Subsidiaries shall not be obligated under this Section 3.2 with respect to a competitor of the Company or its Subsidiaries or with respect to information which the Board of Directors determines in good faith is confidential and should not, therefore, be disclosed or which is subject to non-disclosure obligations which, in the Company's opinion, would be violated by permitting inspection pursuant thereto.

     3.3 Confidentiality of Records. Investor agrees to: (a) use, and to use its commercially reasonable efforts to insure that its authorized representatives use, the same degree of care as Investor uses to protect its own confidential information to keep confidential any information furnished to it (so long as such information is not in the public domain), (b) comply with the non-disclosure provisions of any agreement between the Company and any third party relating to proprietary or confidential information disclosed to the Investor by the Company (provided that the Company informs the Investor of such non-disclosure provisions), and (c) use the proprietary or confidential information only for evaluating its investment, except that Investor may disclose such proprietary or confidential information to any partner, subsidiary or parent of the Investor for the purpose of evaluating its investment in the Company and its Subsidiaries as long as such partner, subsidiary or parent is advised of the confidentiality provisions of this Section 3.3.

     3.4 Reservation of Common Stock. The Company and its shareholders shall take any and all action necessary to reserve for issuance the number of shares of Common Stock into which all of the shares of Series F Preferred Stock are convertible, and shall take such further action from time to time thereafter to increase the number of shares of Common Stock reserved for issuance as required by any increase in the number of shares of Common Stock into which the Series F Preferred Stock may then be converted.

     3.5  Indemnification and Advancement.

          (a) To the extent permitted by law, the Company and its Subsidiaries, jointly and severally, hereby agree to hold harmless and indemnify the Investor, the Investor's direct and indirect Affiliates, and each of their partners, officers, directors, employees, shareholders, agents, and representatives (collectively, referred to as the "Indemnitees") against any and all expenses (including reasonable attorneys' fees), damages, judgments, fines, amounts paid in settlements, or any other amounts that an Indemnitee incurs as a result of any claim or claims made against it in connection with any threatened, pending or completed action, suit, arbitration, investigation or other proceeding arising out of, or relating to the Indemnitee's performance of its obligations or the exercise of its rights in accordance with the terms of this Agreement, including actions taken in their capacity as directors or shareholders of the Company; provided, however, that no Indemnitee shall be entitled to be held harmless or indemnified by the Company for acts, conduct or omissions by any Indemnitee involving gross negligence, intentional misconduct or knowing and culpable violation of the law.

          (b) The Company or its Subsidiaries shall reimburse, promptly following request therefor, all reasonable expenses incurred by an Indemnitee in connection with any threatened, pending or completed action, suit, arbitration, investigation or other proceeding arising out of, or relating to, the Indemnitees' actions in connection with any transaction undertaken in connection with this Agreement, but only to the extent permitted under Section 3.5(a) above.

          (c) The Company's and its Subsidiaries' indemnity obligations set forth above are subject to Section 2.9 above and to the Indemnitees providing prompt written notice of a claim. The Company and its Subsidiaries shall control the defense of any such action and, at its discretion, may enter into a stipulation of discontinuance or settlement thereof; provided that the Company and its Subsidiaries may not discontinue any action or settle any claim in a manner that does not unconditionally release the Indemnitee or requires an admission by an Indemnitee or payment by an Indemnitee without such Indemnitee's prior written approval. The Indemnitees shall, at the Company's and its Subsidiaries' expense and reasonable request, cooperate with the Company and its Subsidiaries in any such defense and shall make available to the Company and its Subsidiaries at the Company's and its Subsidiaries' expense all those persons, documents (excluding attorney/client or attorney work product materials) reasonably required by the Company and its Subsidiaries in the defense of any such action. The Indemnitees may, at their expense, assist in such defense.

     3.6 Real Property Holding Corporation. The Company covenants that it will operate in a manner such that it will not become a "United States real property holding corporation" as that term is defined in Section 897(c)(2) of the Internal Revenue Code of 1986, as amended, and the regulations thereunder (a "USRPHC"). The Company agrees to make determinations as to its status as a USRPHC, and will file statements concerning those determinations with the Internal Revenue Service, in the manner and at the times required under Reg. (S) 1.897-2(h), or any supplementary or successor provision thereto. Within 30 days of a request from the Investor or any of its partners, the Company will inform the requesting party, in the manner set forth in Reg. (S) 1.897- 2(h)(1)(iv) or any supplementary or successor provision thereto, whether that party's interest in the Company constitutes a United States real property interest (within the meaning of Internal Revenue Code Section 897(c)(1) and the regulations thereunder) and whether the Company has provided to the Internal Revenue Service all required notices as to its USRPHC status.

     3.7 Termination of Covenants. Except for the covenants set forth in Sections 3.4, 3.5, 3.7 and 3.9, all covenants of the Company and its Subsidiaries contained in Section 3 of this Agreement shall expire and terminate as to the Investor upon the earlier of (a) the acquisition of all or substantially all of the assets of the Company or (b) an acquisition of the Company by another corporation or entity by consolidation, merger or other reorganization in which the holders of the Company's outstanding voting stock immediately prior to such transaction own, immediately after such transaction, securities representing less than fifty percent (50%) of the voting power of the corporation or other entity surviving such transaction (a "Change in Control"); provided, however, that with respect to the Investor or any particular assignee, all covenants contained in Section 3 shall terminate solely with respect to the Investor or such assignee immediately upon such time as all Registrable Securities held by the Investor or such Assignee, as the case may be, are freely transferable under Rule 144(k).

     3.8 Investor's Special Voting Rights. As long as any of the shares of Series F Preferred Stock are outstanding, without limiting the rights of the holders of shares of Common Stock to vote on any matter set forth in this Section, the holders of Series F Preferred Stock shall vote as a separate voting group on, and the affirmative vote of the holders of Series F Preferred Stock who own at least a majority of the Series F Preferred Stock then outstanding (whether by written consent or by a duly called meeting) shall be required to authorize, any action by the Company or its Subsidiaries which would:

          (a) in any manner (A) authorize, create, amend or issue any class or series of capital stock ranking, either as to payment of dividends, distribution of assets upon liquidation or otherwise, or redemption, prior to or on parity with the Series F Preferred Stock or (B) authorize, create, amend or issue any shares of any class or series or any bonds, debentures, notes or other obligations convertible into or exchangeable for, or having optional rights to purchase, any shares having any such priority or on parity with the Series F Preferred Stock;

          (b) in any manner alter or change the designation or the powers, preferences or rights or the qualifications, limitations or restrictions of the Series F Preferred Stock;

          (c) reclassify shares of Common Stock, or any other shares of any class or series of capital stock hereinafter created junior to the Series F Preferred Stock into shares of any class or series of capital stock ranking, either as to payment of dividends, distribution of assets upon liquidation or otherwise, or redemption, prior to or on a parity with the Series F Preferred Stock;

          (d) increase the authorized number of shares of Series F Preferred Stock, issue additional shares of Series F Preferred Stock or authorize any other class or series of capital stock of the Company or its Subsidiaries;

          (e) result in any material change in the nature of the business engaged in by the Company;

          (f) create, authorize, reserve or involve the issuance of shares of Common Stock which in the aggregate exceeds 3,323,700 in connection with options or other rights to purchase shares of Common Stock hereafter issued to officers, employees, directors or consultants of the Company pursuant to any plan, agreement or other arrangements, including without limitation, options granted pursuant to the Company's 1998 Stock Option Plan, the Company's Stock Option Plan for Directors and the Company's 1997 Equity Compensation Plan adopted by the Company on May 21, 1997 each as amended or restated from time to time;

          (g) result in the redemption, repurchase or other acquisition by the Company of capital stock or other securities of the Company or its Subsidiaries, except for (i) redemption of the Series F Preferred Stock as set forth in the Designations and (ii) repurchases or other acquisitions of capital stock of the Company at a purchase price not in excess of the original purchase price of such capital stock, from employees of the Company upon such employees' termination of employment from the Company pursuant to the terms and conditions of agreements which provide the Company the right to repurchase such capital stock upon such termination of employment;

          (h) result in (i) any liquidation, dissolution, winding-up or similar transaction of the Company or its Subsidiaries, (ii) a sale of all or substantially all of the assets of the Company or its Subsidiaries or a merger, consolidation, sale of capital stock or other transaction in which the holders of capital stock of the Company and its Subsidiaries, in the aggregate, immediately prior to such transaction will hold, immediately after such transaction, less than 50% of the aggregate voting power of outstanding capital stock of the surviving company, or (iii) any acquisition by the Company or its Subsidiaries of another corporation or other business entity, or the assets thereof, in which the aggregate consideration paid, or to be paid, by the Company equals or exceeds $10,000,000 (including, without limitation, all assumed debt, all cash payments, and the fair market value of all securities or other property issued as consideration);

          (i) result in the creation of indebtedness of the Company or its Subsidiaries, including, without limitation, any loan agreement, promissory note (or other evidence of indebtedness), mortgage, security agreement or lease, such that after such transaction the aggregate indebtedness of the Company and its Subsidiaries to all parties would exceed $3,500,000 (other than indebtedness relating to that certain lease under the Master Equipment

Lease Agreement dated July 23, 1997 by and between the Company and Triangle Technology Leasing); or

           (j) that would in any way amend, alter, restate or otherwise change the Company's Articles of Incorporation or Bylaws, or the organizational documents of the Company's Subsidiaries, as they are currently in effect.

      3.9 Restrictive Agreements. Neither the Company nor any of its Subsidiaries will enter into or become obligated under any agreement or contract (excluding sales agreements executed in the ordinary course of business) including, without limitation, any loan agreement, promissory note (or other evidence of indebtedness), mortgage, security agreement or lease, which by its terms prevents or restricts the Company or its Subsidiaries from performing its obligations under this Agreement, any related agreements or under the terms of the Series F Preferred Stock.

SECTION 4. MISCELLANEOUS

      4.1 Governing Law. This Agreement shall be governed by and construed under the laws of the Commonwealth of Pennsylvania, notwithstanding the conflicts of laws principals of any jurisdiction.

      4.2 Survival. The representations, warranties, covenants, and agreements made herein shall survive any investigation made by any Holder and the closing of the transactions contemplated hereby. All statements as to factual matters contained in any certificate or other instrument delivered by or on behalf of the Company or its Subsidiaries or the Investor pursuant hereto in connection with the transactions contemplated hereby shall be deemed to be representations and warranties by the Company or its Subsidiaries or the Investor, as applicable, hereunder solely as of the date of such certificate or instrument.

      4.3 Successors and Assigns. Except as otherwise expressly provided herein, the provisions hereof shall inure to the benefit of, and be binding upon, the successors, assigns, heirs, executors, and administrators of the parties hereto and shall inure to the benefit of and be enforceable by each person who shall be a holder of Registrable Securities from time to time; provided, however, that prior to the receipt by the Company of adequate written notice of the transfer of any Registrable Securities specifying the full name and address of the transferee, the Company may deem and treat the person listed as the holder of such shares in its records as the absolute owner and holder of such shares for all purposes, including the payment of dividends or any redemption price.

      4.4 Entire Agreement. This Agreement, the Exhibits and Schedules hereto, the Conversion Agreement, the Note Amendment, the Designations and the other documents delivered pursuant thereto constitute the full and entire understanding and agreement between the parties with regard to the subjects hereof and no party shall be liable or bound to any other in any manner by any representations, warranties, covenants and agreements except as specifically set forth herein and therein.

     4.5 Severability. In case any provision of the Agreement shall be invalid, illegal, or unenforceable, the validity, legality, and enforceability of the remaining provisions shall not in any way be affected or impaired thereby.

     4.6  Amendment and Waiver.

          (a) Except as otherwise expressly provided, this Agreement may be amended or modified only upon the written consent of the Company and the Investor.

          (b) Except as otherwise expressly provided, the obligations of the Company, its Subsidiaries and the rights of the Holders under this Agreement may be waived only with the written consent of the Investor.

          (c) Notwithstanding the foregoing, this Agreement may be amended with only the written consent of the Company and its Subsidiaries to include additional purchasers of Shares as "Investors," "Holders" and parties hereto in accordance with the provisions hereof, except that a Holder may assign the rights hereunder without such consent pursuant to the provisions set forth in
Section 2.10 hereof.

     4.7 Delays or Omissions. It is agreed that no delay or omission to exercise any right, power, or remedy accruing to any Holder, upon any breach, default or noncompliance of the Company under this Agreement shall impair any such right, power, or remedy, nor shall it be construed to be a waiver of any such breach, default or noncompliance, or any acquiescence therein, or of any similar breach, default or noncompliance thereafter occurring. It is further agreed that any waiver, permit, consent, or approval of any kind or character on any Holder's part of any breach, default or noncompliance under the Agreement or any waiver on such Holder's part of any provisions or conditions of this Agreement must be in writing and shall be effective only to the extent specifically set forth in such writing. All remedies, either under this Agreement, by law, or otherwise afforded to Holders, shall be cumulative and not alternative.

     4.8 Notices. All notices required or permitted hereunder shall be in writing and shall be deemed effectively given: (a) upon personal delivery to the party to be notified, (b) when sent by confirmed telex or facsimile if sent during normal business hours of the recipient; if not, then on the next business day, (c) five (5) days after having been sent by registered or certified mail, return receipt requested, postage prepaid, or (d) one (1) day after deposit with a nationally recognized overnight courier, specifying next day delivery, with written verification of receipt. All communications shall be sent to the party to be notified at the address as set forth on the signature pages hereof or Exhibit A hereto or at such other address as such party may designate by ten
(10) days advance written notice to the other parties hereto.

     4.9 Titles and Subtitles. The titles of the sections and subsections of this Agreement are for convenience of reference only and are not to be considered in construing this Agreement.

     4.10 Counterparts. This Agreement and any amendment or supplement hereto may be executed by the parties in separate counterparts, whether originally or by facsimile, each of which when so executed and delivered, shall be an original, but all such counterparts shall together constitute one and the same agreement.

                        [SIGNATURES ON FOLLOWING PAGE]

          IN WITNESS WHEREOF, the parties hereto have executed this Investor Rights Agreement as of the date set forth in the first paragraph hereof.

COMPANY:                                     SAFEGUARD:

TANGRAM ENTERPRISE
SOLUTIONS, INC.                              SAFEGUARD SCIENTIFICS, INC.


By: /s/ John N. Nelli                        By: /s/ N. Jeffrey Klauder
   ---------------------------------            --------------------------------
Title: Senior Vice President                 Title: Executive Vice President
       and Chief Financial Officer                  and General Counsel

Address: 11000 Regency Parkway               Address: 800 The Safeguard Bldg.
         Suite 401                                    435 Devon Park Drive
         Cary, North Carolina 27511-8504              Wayne, PA 19087-1945